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                                                                      Exhibit 12

                      GE FINANCIAL ASSURANCE HOLDINGS, INC.
                           AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges

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

                                               Nine Months                                                       Three Months
                                                  Ended                     Years Ended December 31,                 Ended
                                               December 31,  ---------------------------------------------------   March 28,
                                                   1993          1994          1995          1996       1997         1998
                                              --------------  -----------  -----------  -----------  -----------   --------
(Dollar amounts in millions)
Net earnings .....................................  $  35        $  72         $ 101       $  229        $ 425     $ 112
Provision for income taxes .......................     15           51            67           140         261        69
Minority interest in net earnings of
 consolidated affiliates .........................     --           --            --            1           --
                                                    -----        -----         -----       ------        -----     -----
Income before provision for income taxes
 and minority interest ...........................     50          123           168          370          686       181
Fixed charges:
 Interest ........................................     --           --            --            1           23        18
 One-third of rentals ............................      1            3             3            5            9         3
                                                    -----        -----         -----       ------        -----     -----
Total fixed charges ..............................      1            3             3            6           32        21
Less interest capitalized, net of
 amortization ....................................     --           --            --           --           --        --
                                                    -----        -----         -----       ------        -----     -----
Earnings before provision for income taxes
 and minority interest plus fixed charges ........  $  51        $ 126         $ 171       $  376        $ 718     $ 202
                                                    =====        =====         =====       ======        =====     =====
Ratio of earnings to fixed charges ...............     51           42            57           63           22        10
                                                    =====        =====         =====       ======        =====     =====
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